Investor Relations/Media Contact: ICR, Inc. Brad Cohen bcohen@icrinc.com 212-217-6393

CAPITAL LEASE FUNDING AGREES TO ACQUIRE $364.4 MILLION
NET LEASE PORTFOLIO

NEW YORK--(BUSINESS WIRE)—March 16, 2007--Capital Lease Funding, Inc. (NYSE: LSE) announced today it has signed a definitive agreement to acquire a diverse portfolio of 18 net leased real estate assets for a total purchase price of $364.4 million, including assumed debt. The acquisition is scheduled to close early in the second quarter of 2007, although closing is subject to customary closing conditions and, therefore, the timing and certainty of the acquisition cannot be assured.

Paul McDowell, Chief Executive Officer, stated, “While our due diligence is continuing, we are very excited to have this acquisition under contract. The high quality assets complement our existing portfolio very well and will benefit our company starting in 2007. We believe this transaction highlights the strength of the CapLease team in underwriting a large real estate portfolio.”

The Company expects to finance the acquisition with available funds and a short-term borrowing facility. CapLease plans to provide additional disclosure about the portfolio and its financial significance at an appropriate time after the transaction is closed.

About the Company:

Capital Lease Funding, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.